Dear Shareholder,

We hope this letter finds you and your loved ones safe and healthy in these unprecedented times. We have spoken with many shareholders over the past several months. Your support and comments are greatly appreciated.

The purpose of this letter is to provide an update on several matters facing the Trust, and to the extent possible, give some clarity around our approach. We will reference public filings in this letter (available in the investor relations section of our website www.freitnj.com) and encourage all shareholders to review them on a regular basis.

Property Operations

The Trust issued a press release on September 9, 2020 announcing its third quarter fiscal 2020 results, including a section detailing the impact of COVID-19 on property operations. Broadly speaking, the Trust has observed similar trends highlighted by other public REIT’s for their results ending June 30, 2020 and into the subsequent months of July and August.

From a residential perspective, the industry has experienced a slight softening in occupancy and rents. Referring to our residential portfolio, we stated in our September 9, 2020 press release: “These properties are well occupied and the tenants, for the most part, continue to pay their rent”. As of August 31, 2020, the average occupancy rate for all of the residential properties in our portfolio was 94.2%. The occupancy rate for our ICON property was 90.5% as of that date, which we believe is primarily a result of Johns Hopkins University only offering virtual classes for the Fall semester. From a commercial perspective, the industry and the Trust have generally seen monthly rental collections improve, albeit from a negative collections level previously unseen. These industry trends could impact the value of retail and residential properties, including those held by the Trust.

Litigation with Sinatra Properties LLC

As previously disclosed on April 30, 2020, the Purchase and Sale Agreement with Sinatra Properties LLC for the sale of six of our residential properties was terminated by the Trust because of Sinatra’s failure to perform its obligations under the agreement. Accordingly, the Trust demanded that Sinatra’s $15 million deposit be released to the sellers. Sinatra objected to the release of the deposit and is seeking specific performance of the Purchase and Sale Agreement. The matter is now being litigated.

Please note that Sinatra Properties LLC recorded lis pendens against the six apartment properties it was previously under contract to purchase. Until the lis pendens is lifted, we are unable to transact on these properties.

The Trust and our joint venture partner intend to vigorously defend this action and enforce their rights and remedies under the Purchase and Sale Agreement.

The timeline of events regarding this matter is set forth in the 8-K reports filed earlier this year with the Securities and Exchange Commission which are available on the Trust’s website.

Shareholders will continue to receive updates via 8-K disclosures as required. As much as we would like to describe the matter in greater detail, we are unable to comment further on the ongoing litigation under advice of counsel.

Go-Forward Strategy

The Special Committee dedicated most of the 2019 calendar year to evaluating strategic alternatives for the Trust. By early 2020, the Trust had a significant percentage of the Trust’s properties under contract for sale and was prepared to immediately embark upon a Plan of Liquidation to maximize value for shareholders. But, as mentioned, the contract was terminated.

In the near term, navigating the Trust through this global pandemic is the priority. Fortunately, we experienced positive cash flow from operations (exclusive of Special Committee costs, litigation costs and deferred compensation payments) through the end of our third quarter. We believe that FREIT’s share of cash balances of $28 million as of August 31, 2020 coupled with our $13 million available line of credit will provide us with sufficient liquidity for the foreseeable future. But, in a period of heightened uncertainty, we feel retaining cash is prudent. We are not alone in this regard, as many REIT’s have focused on balance sheet stability. As you know, the Trust has not declared a dividend in fiscal 2020. The Board will continue to evaluate the dividend on a quarterly basis. In addition, in May, the management team and Board voluntarily cut fees, salaries and retainers by up to 30% through the end of the fiscal year. We also cut other costs where possible, despite running an already lean cost structure.

We continue to look well beyond the near term. Shareholders should be aware that the Board regularly reviews strategies to maximize shareholder value and will continue to do so. While we cannot foresee what the future will bring, we all look forward to a more hospitable post-pandemic environment.

There is, as you can imagine, a lot going on, but please know that we are working diligently and are up to the task at hand. As always, thank you for your trust and confidence.

Sincerely

Robert S. Hekemian, Jr.	Ronald J. Artinian
President & Chief Executive Officer	Chairman of the Board